Exhibit (b)(1)

EXECUTION VERSION

DEUTSCHE BANK AG NEW YORK BRANCH

DEUTSCHE BANK SECURITIES INC.

60 Wall Street

New York, New York 10005

December 23, 2017

Mallinckrodt International Finance S.A.

124, boulevard de la Pétrusse

L-2330 Luxembourg

Attention: John Einwalter, Director

Project Solero

Commitment Letter

Ladies and Gentlemen:

Mallinckrodt International Finance S.A. (the “Lux Borrower” or “you”) has advised Deutsche Bank AG New York Branch (“DBNY”), Deutsche Bank Securities Inc. (“DBSI”, and together with DBNY, “DB”, the “Agents”, “we” or “us”) that Mallinckrodt plc (the “Parent”) intends to consummate the Transaction (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Transaction Description attached hereto as Exhibit A or in the Term Sheets referred to below).

1. Commitments.

In connection with the foregoing, DBNY (the “Initial Lender”) is pleased to advise you of its commitment to provide the entire principal amount of the Term Loan Facility, upon the terms set forth or referred to in this commitment letter (together with the exhibits attached hereto, this “Commitment Letter”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Loan Facility Term Sheet”) and subject only to the satisfaction or waiver of the conditions expressly set forth in Section 5 of this Commitment Letter and in Exhibit C attached hereto (together with the Term Loan Facility Term Sheet, the “Term Sheets”).

2. Titles and Roles.

You hereby appoint (i) DBSI to act, and DBSI hereby agrees to act, as sole bookrunner and sole lead arranger for the Term Loan Facility (in such capacity, the “Lead Arranger”) on an exclusive basis in connection with the proposed arrangement and subsequent syndication of the Term Loan Facility and (ii) to the extent the Term Loan Facility is documented as a Side-by-Side Credit Agreement as set forth under “Side-by-Side Term Loan” in the Term Loan Facility Term Sheet, DBNY to act, and DBNY agrees to act, as administrative agent and collateral agent for the Term Loan Facility. DBNY will perform the duties and exercise the authority customarily performed and exercised by it in the foregoing roles.

At any time on or prior to the 10th day following the date of this Commitment Letter, you may (in consultation with DB) appoint up to eight additional joint lead arrangers and joint bookrunners and appoint additional agents or co-agents or confer other titles in a manner and with economics determined by you and reasonably acceptable to DB for the Term Loan Facility (the “Additional Agents”); provided that the aggregate economics payable to such Additional Agents for the Term Loan Facility shall not exceed 60% of the total economics which would otherwise be payable to the Agents pursuant to the Fee Letter (exclusive of any fees payable to an administrative agent or collateral agent in its capacity as such)

(it being understood that (i) the commitments of the Initial Lender hereunder will be reduced by the amount of the commitments of each such Additional Agent (or its relevant affiliate) under the Term Loan Facility, upon the execution of customary joinder documentation satisfactory to the Lead Arranger, (ii) the commitments assumed by such Additional Agent for the Term Loan Facility will be in proportion to the economics allocated to such Additional Agent, (iii) no Additional Agents (nor any affiliate thereof) shall receive greater economics in respect of the Term Loan Facility than those received by DB and (iv) DB will have “left side” designation and shall appear on the top left of the cover page of any marketing materials for the Term Loan Facility). The parties hereto agree that DB shall hold the leading roles and responsibilities conventionally associated with such “left” placement with respect to the Term Loan Facility and DBSI shall be entitled to receive league table credit for its role as “lead arranger” and “bookrunner” for the Term Loan Facility.

3. Syndication.

We reserve the right, prior to and/or after the execution of definitive documentation for the Term Loan Facility (the “Credit Documentation”), to syndicate all or a portion of our commitments with respect to the Term Loan Facility to a group of banks, financial institutions and other lenders (together with the Initial Lender, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld, delayed or conditioned) pursuant to a syndication to be managed exclusively by the Lead Arranger; provided that we will not syndicate the Term Loan Facility to (i) those persons, if any, identified by you in writing to us prior to the date hereof (such persons, collectively, the “Disqualified Institutions”) or (ii) persons who are not eligible to be Incremental Term Lenders (as defined under the Existing Credit Agreement) under the Existing Credit Agreement. Subject to the foregoing rights, the Lead Arranger will manage all aspects of the syndication of the Term Loan Facility in consultation with you, including, without limitation, timing, potential syndicate members to be approached, titles and allocations and division of fees.

We intend to commence our syndication efforts with respect to the Term Loan Facility promptly upon your execution and delivery to us of this Commitment Letter, and, until the earlier to occur of (a) a Successful Syndication (as defined in the Fee Letter) and (b) 60 days after the Closing Date, you agree actively to assist us in completing a syndication that is reasonably satisfactory to us. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication and marketing efforts benefit from your and, to the extent practical, appropriate and expressly provided in the Acquisition Agreement, the Target’s existing lending and investment banking relationships, (ii) direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using your commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target), on the one hand, and the proposed Lenders and rating agencies identified by the Lead Arranger, on the other hand, at times and places mutually agreed, (iii) assistance by you (and, subject always to the extent expressly provided in the Acquisition Agreement, your using commercially reasonable efforts to cause the assistance by the Target) in the prompt preparation of a customary confidential information memorandum for the Term Loan Facility (the “Confidential Information Memorandum”) and other customary marketing materials and information reasonably deemed necessary by the Lead Arranger to complete a successful syndication (collectively, the “Information Materials”) for delivery to potential syndicate members and participants, including, without limitation, up to five years of estimates, forecasts, projections and other forward-looking financial information regarding the future performance of the Parent and its subsidiaries (which include the Target and its subsidiaries solely to the extent the Parent is entitled under the terms of the Acquisition Agreement to such estimates, forecasts, projections and other forward-looking financial information) (collectively, the “Projections”) and your using commercially reasonable efforts to prepare such Confidential Information Memorandum not less than 15 consecutive business days prior to the Closing Date (provided that such

15 consecutive business day period shall not commence prior to January 2, 2018), (iv) the hosting, with the Lead Arranger, of one or more meetings with prospective Lenders at reasonable times and locations to be mutually agreed, and (v) your using commercially reasonable efforts to obtain (or maintain, to the extent already in effect as of the date hereof), prior to the launch of the syndication of the Term Loan Facility, public ratings (but no specific ratings) for the Term Loan Facility from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating (but no specific rating) of the Lux Borrower from S&P and a public corporate family rating (but no specific rating) of the Lux Borrower from Moody’s. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter and without limiting your obligations to assist with syndication efforts as set forth herein, (A) none of the foregoing shall constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date and (B) neither the commencement nor the completion of the syndication of the Term Loan Facility nor any other agreement in this Section 3 shall constitute a condition to the commitments hereunder or the funding of the Term Loan Facility on the Closing Date.

You hereby acknowledge that (i) the Agents will make available Information (as defined below) and Projections, and the documentation relating to the Term Loan Facility referred to in the paragraph below, to the proposed syndicate of Lenders by transmitting such Information, Projections and documentation through Intralinks, SyndTrak Online, the internet, email or similar electronic transmission systems and (ii) certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Parent, the Target and their respective subsidiaries or securities) (“Public Lenders”). You agree, at the request of the Lead Arranger, to assist in the prompt preparation of a version of the Confidential Information Memorandum and other marketing materials and presentations to be used in connection with the syndication of the Term Loan Facility, consisting exclusively of information and documentation that is either (a) publicly available or (b) not material with respect to the Parent, the Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

It is understood that in connection with your assistance described above, customary authorization letters will be included in any such Confidential Information Memorandum that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Confidential Information Memorandum does not include any Private Lender Information and exculpate us with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof and exculpate you and the Acquired Business with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum or any related offering and marketing materials by the recipients thereof. You agree that such Confidential Information Memorandum or related offering and marketing materials to be disseminated by the Lead Arranger to any prospective Lender in connection with the Term Loan Facility will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information.

You acknowledge that the following documents may be distributed to Public Lenders, unless you notify the Lead Arranger in writing (including by email) within a reasonable period of time prior to the intended distribution that any such document contains Private Lender Information (provided that such materials have been provided to you for review a reasonable period of time prior thereto): (x) drafts and final versions of the Credit Documentation; (y) administrative materials prepared by the Lead Arranger for prospective Lenders (such as a lender meeting invitation, allocation, if any, customary marketing term sheets and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Term Loan Facility.

You hereby agree that, prior to the later of (x) the Closing Date and (y) the earlier of (A) Successful Syndication and (B) the 60th day following the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrowers or your or their respective subsidiaries, and you will use commercially reasonable efforts, subject to the Acquisition Agreement, to ensure that there are no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (in each case, other than (i) the Term Loan Facility and (ii) any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Acquisition Agreement), without the consent of the Lead Arranger, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Term Loan Facility.

4. Information.

You represent (with respect to Information relating to the Acquired Business, to the best of your knowledge) that (a) all written factual information which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby (other than the Projections, other forward looking information and information of a general economic or industry specific nature) (such information being referred to herein collectively as the “Information”), when taken as a whole, as of the time it was (or, in the case of Information furnished after the date hereof, hereafter is) furnished, does not (or will not) contain any untrue statement of a material fact or omit as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made, and (b) the Projections and other forward looking information that have been or will be made available to the Agents by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections or other forward looking information are made available to the Agents, it being recognized by the Agents that such Projections and other forward looking information are as to future events and are not to be viewed as facts, such Projections and other forward looking information are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the earlier of (x) 60 days after the Closing Date and (y) the Successful Syndication of the Term Loan Facility (or, to the extent a Successful Syndication is attained prior to the Closing Date, the Closing Date), you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly advise the Agents and supplement (or use commercially reasonable efforts to supplement, in the case of Information relating to the Acquired Business) the Information and the Projections so that such representations will be (to the best of your knowledge as to Information and Projections and any forward looking information relating to the Acquired Business) correct in all material respects under those circumstances. The accuracy of the foregoing representations, in and of itself, shall not be a condition to our obligations hereunder or the funding of the Term Loan Facility on the Closing Date. You understand that, in arranging and syndicating the Term Loan Facility, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof and do not assume responsibility for the accuracy or completeness of the Information or the Projections.

5. Conditions Precedent.

The Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder, and the agreement of each Agent to perform the services described herein, are subject solely to the satisfaction of the following conditions on the Closing Date: (a) since the date of the Acquisition Agreement, there shall have been no event, occurrence, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined in the Acquisition Agreement as in effect on the date hereof, without giving effect to clause (b) of the definition thereof) and (b) the conditions set forth in Exhibit C attached hereto (clauses (a) and (b), collectively, the “Funding Conditions”); it being understood that there are no conditions (implied or otherwise) to the commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letter and the Credit Documentation) other than the Funding Conditions (and upon satisfaction or waiver of the Funding Conditions, the initial funding under the Term Loan Facility shall occur).

Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letter or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations and warranties the making or accuracy of which shall be a condition to availability of the Term Loan Facility on the Closing Date shall be (x) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that the Parent or Purchaser, as applicable, has the right to terminate the Parent’s and Purchaser’s obligations (or to refuse to consummate the Acquisition) under the Acquisition Agreement as a result of a breach of such representations (the “Acquisition Agreement Target Representations”) and (y) the Specified Representations (as defined below) made by the Borrowers and Guarantors in the Credit Documentation and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Term Loan Facility on the Closing Date if the conditions expressly set forth in this Section 5 and Exhibit C attached hereto are satisfied (it being understood that (I) to the extent any Collateral (as defined in the Existing Credit Agreement) of the Acquired Business may not be perfected by (A) the filing of a UCC financing statement, (B) taking delivery and possession of stock certificates of the Acquired Business to the extent required to be pledged pursuant to the Existing Credit Agreement and to the extent such stock certificates are received from the Target on or prior to the Closing Date after your use of commercially reasonable efforts to obtain such certificates without undue burden and expense or (C) the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, if the perfection of the Term Loan Administrative Agent’s security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so and without undue burden and expense, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loan Facility on the Closing Date but, instead, may be accomplished within the time periods set forth in the Existing Credit Agreement and (II) nothing in the preceding clause (ii) shall be construed to limit the applicability of the individual conditions expressly set forth in this Section 5 or in Exhibit C attached hereto). For purposes hereof, “Specified Representations” means the representations and warranties of the Borrowers and Guarantors set forth in the Term Sheets relating to legal existence, corporate or organizational power and authority relating to the entering into and performance of the Credit Documentation, the due authorization, execution, delivery, validity and enforceability of the Credit Documentation, the incurrence of the loans to be made under the Term Loan Facility, the provision of the guarantees in respect thereof and the entering into and performance of the applicable Credit Documentation not conflicting with or violating the Borrowers’ or Guarantors’ organizational documents or the Existing Senior Notes Indenture (as defined in the Existing Credit Agreement), the Indenture dated August 13, 2014 with respect to the Borrowers’ 5.75% Senior Notes due 2022, the Indenture dated April 15, 2015 with respect to the Borrowers’ 4.875% Senior Notes due 2020 and 5.500% Senior Notes due 2025 and the Indenture dated September 24, 2015 with respect to the Borrowers’ 5.625% Senior Notes due 2023, margin regulations, the Investment Company Act of 1940, as amended, solvency of the Lux Borrower and its subsidiaries on a consolidated basis as of the Closing Date (after giving effect to the Transaction), as evidenced by a certificate substantially in the form of Exhibit C to the Existing Credit Agreement (as in effect on the date hereof), USA PATRIOT Act,

OFAC/Sanctions, etc. or Foreign Corrupt Practices Act and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence (and subject to permitted liens), the creation, validity and perfection of the security interests granted in the proposed Collateral of the Acquired Business. The provisions of this paragraph are referred to as the “Funds Certain Provisions”; provided that the Specified Representations described above with respect to the USA PATRIOT Act, OFAC/Sanctions, etc. or Foreign Corrupt Practices Act shall not include any such representations with respect to the Target (with the lenders relying on the Acquisition Agreement Target Representations for any such representations to the extent contained in the Acquisition Agreement).

6. Fees.

As consideration for the Initial Lender’s commitment (and, if applicable, the Additional Agents’ commitments) hereunder, and the agreement of each Agent to perform the services described herein, you agree to pay (or cause to be paid) to each Agent the fees to which such Agent is entitled set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Term Loan Facility (the “Fee Letter”).

7. Expenses; Indemnification.

To induce the Agents to issue this Commitment Letter and to proceed with the Credit Documentation, you hereby agree that all reasonable and documented out-of-pocket fees and expenses (including, without limitation, the reasonable fees and expenses of (x) the primary counsel acting for the Lead Arranger, which shall be White & Case LLP and (y) one local counsel for each relevant jurisdiction as may be necessary or advisable in the reasonable judgment of the Lead Arranger) of the Agents and their affiliates arising in connection with the Term Loan Facility and the preparation, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letter and the Credit Documentation (including in connection with our due diligence and syndication efforts) shall be for your account (and that you shall from time to time upon request from such Agent, reimburse it and its affiliates for all such reasonable and documented out-of-pocket fees and expenses paid or incurred by them), whether or not the Transaction is consummated or the Term Loan Facility is made available or the Credit Documentation is executed.

You further agree to indemnify and hold harmless each Agent, each Additional Agent and each other agent or co-agent (if any) designated by the Lead Arranger with respect to the Term Loan Facility (together with any Additional Agent, each, a “Co-Agent”), the Initial Lender, each Lender which is a Co-Agent or an affiliate thereof (each, a “Co-Agent Lender”) and all of their respective affiliates and each director, officer, partner, employee, representative, agent and control person, thereof (each, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Co-Agent, any Initial Lender, any Co-Agent Lender or any other such Indemnified Person as a result of or arising out of or in any way related to or resulting from the Transaction, this Commitment Letter or the Fee Letter and, upon demand, to pay and reimburse each Agent, each Co-Agent, the Initial Lender, each Co-Agent Lender and each other Indemnified Person for any reasonable and documented out-of-pocket legal expenses of one firm of counsel for all such Indemnified Persons, taken as a whole (and, in the case of an actual conflict of interest or a conflict of interested perceived to exist in good faith, where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) and, if necessary, of a single local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole or other reasonable and documented out-of-pocket expenses paid or incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Co-Agent, the Initial Lender, any Co-Agent Lender or any other such Indemnified Person is a party to any action or proceeding out of which any such expenses arise or such matter is initiated by a third party or by you or any of your affiliates); provided, however, that you shall not have to indemnify any Indemnified Person against any loss, claim, damage, expense or liability to the extent the same resulted from (x) the gross negligence or willful misconduct of such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) a material breach in bad faith by such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable judgment) of the express contractual obligations of such Indemnified Person under this Commitment Letter pursuant to a claim made by you or (z) any disputes among the Indemnified Parties (other than disputes involving claims against any Lead Arranger or agent in their capacities as such) and not arising from any act or omission by the Parent or any of its affiliates.

No Agent nor any other Indemnified Person shall be responsible or liable to you or any other person or entity for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks, Syndtrak Online or email) other than as a result of such person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision or (ii) any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter, the Fee Letter or the Transaction even if advised of the possibility thereof.

You agree that, without each Agent’s prior written consent (such consent not to be unreasonably withheld or delayed), neither you nor any of your subsidiaries will settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under the indemnification provision of this Commitment Letter (whether or not any Agent or any other Indemnified Person is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnified Person.

In addition, you agree to indemnify the Indemnified Persons against any loss incurred by any Indemnified Person as a result of any judgment or order being given or made for any amount due hereunder and such judgment or order being expressed and paid in a currency (the “Judgment Currency”) other than United States dollars and as a result of any variation as between (i) the rate of exchange at which the United States dollar amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Indemnified Person is able to purchase United States dollars with the amount of the Judgment Currency actually received by such Indemnified Person. The foregoing indemnity shall constitute a separate and independent obligation of Lux Borrower and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

The indemnification and contribution provisions contained in this Commitment Letter are in addition to any liability which you may otherwise have to an Indemnified Person.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

DB reserves the right to employ the services of its affiliates and branches in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to DB in such manner as DB and its affiliates may agree in their sole discretion. You acknowledge that (i) DB may share with any of its affiliates and its and their respective directors, officers, employees, representatives, agents and advisors that are providing services contemplated by this Commitment Letter (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with DB, any information related to the Transaction, the Borrowers, the Parent and the Target (and its and their respective subsidiaries and affiliates) or any of the matters contemplated hereby and (ii) DB and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or its affiliates may have conflicting interests regarding the transactions described herein or otherwise. We will not, however, furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other persons (other than your affiliates). You also acknowledge that DB has no obligation to use in connection with the Transaction, this Commitment Letter, the Fee Letter or to furnish to you, confidential information obtained by us from other companies.

In addition, please note that DBSI has been retained by the Parent as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) to the Parent in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Buy-Side Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.

You further acknowledge and agree that (i) no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of the Transaction, this Commitment Letter or the Fee Letter, irrespective of whether we or our affiliates have advised or are advising you on other matters, (ii) we, on the one hand, and you, on the other hand, have an arms’-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on our part in respect of the transactions contemplated by this Commitment Letter, (iii) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter and the Fee Letter, (iv) you have been advised that we and our affiliates are engaged in a broad range of transactions that may involve interests that differ from your interests and that we and our affiliates have no obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship, and (v) you waive, to the fullest extent permitted by law, any claims you may have against us or our affiliates for breach of fiduciary duty or alleged breach of fiduciary duty in respect of the transactions contemplated by this Commitment Letter and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting such a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors. Additionally, you acknowledge and agree that neither we nor any of our affiliates has, except as expressly contemplated in the preceding paragraph, advised or is advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction in connection with the Transaction, this Commitment Letter and the Fee Letter. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated by this Commitment Letter, and neither we nor any of our affiliates shall have any responsibility or liability to you with respect thereto. Accordingly, it is specifically understood that you will base your decisions regarding whether and how to pursue the Transaction or any portion thereof based on the advice of your legal, tax and other business advisors and such other factors that you consider appropriate. We are serving as an independent contractor hereunder, and in connection with the Transaction, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. Lux Borrower further acknowledges and agrees that any review by the Lead Arranger of it, the Parent, the Acquired Business, the Term Loan Facility and other matters relating thereto will be performed solely for the benefit of the Lead Arranger and shall not be on behalf of Lux Borrower or any other person.

You further acknowledge that DBSI is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, DBSI or its affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Borrowers, the Acquired Business and your and their respective subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by DBSI or any of its affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

Each Agent or its affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Acquired Business or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

You acknowledge that DBNY and/or one of its affiliates currently is acting as administrative agent, collateral agent, a lender and/or an issuing bank under the Existing Credit Agreement, and your and your subsidiaries’ rights and obligations under any other agreement with DBNY or any of its affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by DBNY’s performance or lack of performance of services hereunder. You hereby agree that DBNY may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you agree that you will not claim any conflict of interest relating to the relationship between DBNY and you and your affiliates in connection with the commitment and services contemplated hereby, on the one hand, and the exercise by DBNY or any of its affiliates of any of their rights and duties under any credit agreement or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

9. Confidentiality.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter nor the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person or entity except (a) to your officers, directors, affiliates, employees, attorneys, accountants and advisors who are directly involved in the consideration of this matter and on a confidential and need-to-know basis, (b) as required by applicable law or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review or (c) if the Agents consent in writing to such proposed disclosure (such consent not to be unreasonably withheld); provided that (i) you may disclose this Commitment Letter, the Fee Letter and the contents hereof and thereof to the Acquired Business, its affiliates and their respective officers, directors, affiliates, employees, attorneys, accountants and advisors, in each case who are directly involved in the consideration of this matter and on a confidential and need-to-know basis (provided that any such disclosure of the Fee Letter shall be subject to redactions of the fees, “market flex” and other economic provisions contained therein in a manner reasonably satisfactory to the Agents) to such persons), (ii) you may disclose this Commitment Letter and the contents hereof (but you may not disclose the Fee Letter or the contents thereof) in any filing with the SEC in connection with the Transaction, (iii) you may disclose the Term Sheets and the other exhibits and annexes to the Commitment Letter, and the contents thereof, to any rating agencies in connection with obtaining ratings for the Borrowers and the Term Loan Facility, (iv) you may disclose the aggregate fee amounts contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts applicable to the Transaction to the extent customary or required in offering and marketing materials for the Term Loan Facility or in any public release or filing relating to the Transaction and (v) in consultation with the Lead Arranger, you may disclose the Fee Letter and the contents thereof to any prospective Additional Agent and to such Additional Agent’s respective officers, directors, affiliates, employees, attorneys, accountants and advisors, in each case on a confidential basis.

The Agents and their respective affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Agents from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the Agents, to the extent permitted by law, agree to inform you promptly thereof), (b) upon the request or demand of any governmental authority, regulatory authority or self-regulatory body having jurisdiction or oversight over the Agents or any of their respective affiliates, their business or operations, (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by the Agents or any of their affiliates, (d) to the extent that such information is received by the Agents from a third party that is not to their knowledge subject to confidentiality obligations to you or the Acquired Business, (e) to the extent that such information is independently developed by the Agents, (f) to the Agents’ respective affiliates and their respective officers, partners, directors, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (g) to potential Lenders, participants or assignees or any potential counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, the Parent, the Acquired Business or any of their respective affiliates or any of their respective obligations (other than Disqualified Institutions), in each case who agree that they shall be bound by the terms of this paragraph (or language substantially similar to this paragraph), including in any confidential information memorandum or other marketing materials, in accordance with our standard syndication processes or customary market standards for dissemination of such type of information, (h) to rating agencies on a confidential basis in connection with their evaluation of the Term Loan Facility, (i) for purposes of establishing a “due diligence” defense or (j) to enforce their respective rights hereunder or under the Fee Letter. The Agents’ obligations under this paragraph shall automatically terminate and be superseded by the confidentiality provisions in the Credit Documentation upon the execution and delivery of the Credit Documentation and initial funding thereunder or shall expire on the date occurring two years after the date hereof, whichever occurs earlier.

10. Assignments; Etc.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of each Agent (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto (and Indemnified Persons), are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and thereto (and Indemnified Persons) and may not be relied upon by any person or entity other than you. Each Agent may assign its commitment hereunder to one or more prospective Lenders; provided that, except with respect to assignments to Additional Agents as separately agreed, (a) neither the Initial Lender nor any Additional Agent shall be released, relieved or novated from its obligations hereunder (including its obligation to fund the Term Loan Facility on the Closing Date) in connection with any syndication, assignment or participation of the Term Loan Facility (including its commitments in respect thereof) until after the initial funding of the Term Loan Facility on the Closing Date, (b) no assignment or novation shall become effective with respect to all or any portion of the Initial Lender’s commitment (or, if applicable, any Additional Agent’s commitment) in respect of the Term Loan Facility until the initial funding of the Term Loan Facility on the Closing Date, and (c) the Initial Lender and, if applicable, each Additional Agent shall retain exclusive control over all rights and obligations with respect to their respective commitments in respect of the Term Loan Facility, including all rights with respect to consents, modifications, supplements and amendments, until the initial funding of the Term Loan Facility on the Closing Date has occurred. Any and all obligations of, and services to be provided by an Agent hereunder (including, without limitation, the commitment of such Agent) may be performed and any and all rights of the Agents hereunder may be exercised by or through any of their respective affiliates or branches; provided that, with respect to the commitments, any assignments thereof to an affiliate will not relieve the Agents from any of their obligations hereunder unless and until such affiliate shall have funded the portion of the commitment so assigned.

11. Amendments; Governing Law; Etc.

This Commitment Letter and the Fee Letter may not be amended or modified, or any provision hereof or thereof waived, except by an instrument in writing signed by you and each Agent. Each of this Commitment Letter and the Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letter by facsimile (or other electronic, i.e., a “pdf” or “tif”) transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. Section headings used herein and in the Fee Letter are for convenience of reference only, are not part of this Commitment Letter or the Fee Letter, as the case may be, and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter or the Fee Letter, as the case may be. Notwithstanding anything to the contrary set forth herein, each Agent may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrowers, the Parent, the Acquired Business and their respective affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Agent. This Commitment Letter and the Fee Letter set forth the entire agreement between the parties hereto as to the matters set forth herein and therein and supersede all prior understandings, whether written or oral, between us with respect to the matters herein and therein. THIS COMMITMENT LETTER AND THE FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that (a) the interpretation of the definition of Material Adverse Effect and whether there shall have occurred a Material Adverse Effect, (b) whether the Acquisition has been consummated as contemplated by the Acquisition Agreement and (c) the determination of whether the representations and warranties made by the Acquired Business or any of its affiliates are accurate and whether as a result of any inaccuracy of any such representations and warranties the Parent or Purchaser, as applicable, has the right to terminate the Parent’s and Purchaser’s obligations, or has the right not to consummate the Acquisition, under the Acquisition Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof .

12. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts located within New York County, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any such New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court. Lux Borrower hereby irrevocably and unconditionally appoints Mallinckrodt Enterprises LLC, with an office on the date hereof at 675 McDonnell Blvd., Hazelwood, MO 63042, and its successors hereunder as its agent to receive on behalf of Lux Borrower and its property all writs, claims, process and summonses in any action or proceeding brought against it in the State of New York.

13. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14. Surviving Provisions.

The provisions of Sections 2, 3, 6, 7, 8, 9, 11, 12, 13 and 14 of this Commitment Letter and the provisions of the Fee Letter shall remain in full force and effect regardless of whether definitive Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of the Agents hereunder and our agreements to perform the services described herein; provided that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, the syndication of the Term Loan Facility and the payment of annual agency fees to any Agent, shall automatically terminate and be superseded by the definitive Credit Documentation relating to the Term Loan Facility upon the initial funding thereunder and the payment of all amounts owing at such time hereunder and under the Fee Letter. You may terminate the Initial Lender’s (and any Additional Agents’) commitments with respect to the Term Loan Facility hereunder at any time in their entirety (but not in part), subject to the provisions of the preceding sentence, by written notice to the Initial Lender and, if applicable, the Additional Agents.

15. PATRIOT Act Notification.

Each Agent hereby notifies you that each Agent and each Lender subject to the USA PATRIOT Act (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) is required to obtain, verify and record information that identifies the Parent, the Borrowers and any other obligor under the Term Loan Facility and any related Credit Documentation and other information that will allow such Lender to identify the Parent, the Borrowers and any other obligor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Agent and each Lender. You hereby acknowledge and agree that the Agents shall be permitted to share any or all such information with the Lenders.

16. Termination and Acceptance.

Each Agent’s commitments with respect to the Term Loan Facility as set forth above, and each Agent’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) on the first to occur of (i) 5:00 p.m. Eastern Time on June 22, 2018, unless on or prior to such time the Transaction has been consummated, (ii) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement in accordance with its terms (other than with respect to terms that survive such termination), or (iii) the consummation of the Acquisition occurs without the use of the Term Loan Facility.

Each of the parties hereto agrees that (i) this Commitment Letter, if accepted by you as provided above, is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)) with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Credit Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the funding of the Term Loan Facility is subject to the Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law)).

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on December 23, 2017. The commitments of the Initial Lender and, if applicable, the Additional Agents hereunder, and the Agents’ agreements to perform the services described herein, will expire automatically (and without further action or notice and without further obligation to you) at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

By:	/s/ Alvin Varughese
Name: Alvin Varughese
Title: Director

Signature Page to Project Solero Commitment Letter

Accepted and agreed to as of

the date first above written:

MALLINCKRODT INTERNATIONAL

FINANCE S.A.

By:	/s/ John Einwalter
Name: John Einwalter
Title: Director

Signature Page to Project Solero Commitment Letter

EXHIBIT A

Project Solero

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”) and in the other Exhibits to the Commitment Letter.

The Parent, through a direct or indirect wholly-owned subsidiary (such subsidiary, “Purchaser”), intends to acquire all of the equity interests of a company identified to us and code-named “Solero” (the “Target” and, together with its subsidiaries (if any), the “Acquired Business”) by way of (x) a cash tender offer (the “Tender Offer”) for any (subject to the Minimum Condition (as defined in the Acquisition Agreement as in effect on the date hereof)) and all shares of Class A Common Stock of the Target (“Shares”) and (y) on the Closing Date (as defined below), a merger of Purchaser with and into the Target (the “Merger”) with the Target surviving the Merger, in each case in accordance with the Acquisition Agreement (the “Acquisition”).

The sources of cash funds needed (i) to effect the Acquisition, (ii) (A) to repay all indebtedness outstanding under the Credit Agreement, dated as of October 31, 2017, by and among the Target, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Silicon Valley Bank, as syndication agent, and Wells Fargo Bank, National Association, as documentation agent (the “Existing Credit Agreement Refinancing”), and (B) to repurchase, or fund the payment of the conversion obligation in respect of, the 3.25% Convertible Senior Notes due 2021 of the Target issued pursuant to the Indenture, dated as of December 27, 2016, by and among the Target and U.S. Bank National Association, as trustee (such repayment, repurchase or funding of the payment of the conversion obligation, together with the Existing Credit Agreement Refinancing, the “Refinancing”) and (iii) to pay all fees and expenses incurred in connection with the Transaction (as defined below) (the “Transaction Costs”) shall be provided through:

(i) available cash on hand of the Parent and its subsidiaries;

(ii) one or more revolver borrowings under that certain Credit Agreement, dated as of March 19, 2014, among the Parent, the Borrowers, the lenders party thereto and DBNY, as administrative agent (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”); and

(iii) a senior secured term loan facility as described in Exhibit B to be made available to the Borrowers in an aggregate principal amount up to (as determined by the Lux Borrower, in its sole and absolute discretion) $500.0 million (the “Term Loan Facility”).

The date on which the Acquisition is consummated and the initial borrowings are made under the Term Loan Facility (to the extent utilized) is referred to herein as the “Closing Date”. The transactions described in this Exhibit A, including the Acquisition (including the Tender Offer and the Merger), the Refinancing and the arrangement, funding and subsequent syndication of the Term Loan Facility are collectively referred to herein as the “Transaction.”

A-1

EXHIBIT B

Project Solero

$500.0 Million Term Loan Facility

Summary of Principal Terms and Conditions1

Borrowers:	Mallinckrodt International Finance S.A., a public limited liability company (société anonyme) organized and established under the laws of the Grand Duchy of Luxembourg (“Luxembourg”), having its registered office at 124, boulevard de la Pétrusse, L-2330 Luxembourg and registered with the Luxembourg Register of Commerce and Companies under number B 172.865 and a direct wholly-owned subsidiary of the Parent (the “Lux Borrower”), and Mallinckrodt CB LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Lux Borrower (the “U.S. Co-Borrower”), on a joint and several basis (the “Borrowers”); provided that only the Lux Borrower shall borrow under the Term Loan Facility.

Governing Credit Agreement:	The Term Loan Facility shall be an incremental facility under the Existing Credit Agreement (which may be incurred as an increase to the 2017 Term B Loans (as defined in the Existing Credit Agreement) if the Term Loan Facility has the same terms the 2017 Term B Loans), unless it is incurred under a Side-by-Side Credit Agreement as set forth below.

Side-by-Side Term Loan:	If, after using its reasonable best efforts to incur the Term Loan Facility as an incremental facility under the Existing Credit Agreement, the Lux Borrower reasonably determines (following consultation with the Lead Arranger) that the Term Loan Facility cannot be incurred as an incremental facility in accordance with the terms of the Existing Credit Agreement, the Term Loan Facility shall instead be incurred under a new credit agreement (any such credit agreement, a “Side-by-Side Credit Agreement”). If the Term Loan Facility is incurred under a Side-by-Side Credit Agreement, it will constitute Other First Lien Debt (as such term is defined in the Existing Credit Agreement) and an intercreditor agreement reasonably satisfactory to the Lead Arranger will be entered into regarding the rights of the lenders thereunder with respect to collateral and other customary matters vis-à-vis the rights of the lenders under the Existing Credit Agreement. If incurred under a Side-by-Side Credit Agreement, the terms of the Term Loan Facility will otherwise be as set forth herein, including with respect to guarantees and security.

Administrative Agent / Collateral Agent:	DBNY (in such capacity, the “Term Loan Administrative Agent”).

Lead Arranger and Bookrunner:	The Lead Arranger.

[1]	All capitalized terms used but not defined herein have the meanings given to them in the Commitment Letter to which this term sheet is attached, including the other Exhibits thereto.

Lenders:	A syndicate of banks, financial institutions and other lenders arranged by the Lead Arranger in accordance with the terms and conditions set forth in the Commitment Letter (the “Term Loan Facility Lenders”).

Amount / Facility:	A term loan facility in an aggregate principal amount up to (as determined by the Lux Borrower, in its sole and absolute discretion) $500.0 million (the “Term Loan Facility”).

Currency:	U.S. dollars.

Use of Proceeds:	The loans made pursuant to the Term Loan Facility (the “Term Loans”) may only be incurred on the Closing Date and the proceeds thereof shall be utilized solely to finance the Acquisition and the Refinancing, to pay the Transaction Costs and for general corporate purposes.

Maturity:	The final maturity date of the Term Loan Facility shall be September 24, 2024 (the “Term Loan Maturity Date”).

Amortization:	Until the Term Loan Maturity Date, annual amortization (payable in 4 equal quarterly installments) of the Term Loans shall be required in an amount equal to 1.0% of the initial aggregate principal amount of the Term Loans (or, solely to the extent the Term Loans have the same terms as the 2017 Term B Loans, as otherwise required for the Term Loans to be added to the same Class as the 2017 Term B Loans if the Term Loans are intended to be added to such Class).

Availability:	Term Loans may only be incurred on the Closing Date. No amount of Term Loans once repaid may be reborrowed.

Incremental Facilities:	As provided under the Existing Credit Agreement (it being understood and agreed, for the avoidance of doubt, that the “most favored nation” provision set forth in Section 2.21(b)(v) of the Existing Credit Agreement shall apply equally to the Term Loans).

Guarantees:	Same as other obligations under the Existing Credit Agreement.

Security:	Same as other obligations under the Existing Credit Agreement generally.

Documentation:	Appropriate for incremental facilities as provided in the Existing Credit Agreement and substantially similar to the equivalent documentation for the Refinancing Amendment No. 2 and Incremental Assumption Agreement No. 3, dated as of February 28, 2017, by and among the Parent, the Borrowers, the other subsidiaries of the Parent party thereto, the lenders party thereto and DBNY, as administrative agent or, if applicable, a Side-by-Side Credit Agreement and related documentation substantially identical to the Existing Credit Agreement, with such modifications as are necessary to effect the Term Loan Facility under a Side-by-Side Credit Agreement (the “Term Loan Documentation”).

Voluntary Prepayment:	As provided under the Existing Credit Agreement.

Mandatory Prepayments:	As provided under the Existing Credit Agreement.

Waivable Prepayments:	As provided under the Existing Credit Agreement.

Call Protection:

The occurrence of any Repricing Event (as defined below) prior to the date occurring six months after the Closing Date will require payment of a fee (the “Prepayment Fee”) in an amount equal to 1.00% of the aggregate principal amount of the Term Loans subject to such Repricing Event.

As used herein, the term “Repricing Event” shall mean (i) any prepayment or repayment of Term Loans with the proceeds of, or any conversion of all or any portion of the Term Loans into, any new or replacement indebtedness bearing interest with an “effective yield” (which, for such purposes only, shall (x) be deemed to take account of interest rate benchmark floors, recurring fees and all other upfront or similar fees (subject to following clause (y)) or original issue discount (amortized over the shorter of (A) the weighted average life of such new or replacement indebtedness and (B) four years) and (y) exclude any structuring, commitment and arranger fees or other similar fees unless such similar fees are paid to all lenders generally in the primary syndication of such new or replacement tranche of Term Loans) less than the “effective yield” applicable to the Term Loans subject to such event (as such comparative yields are determined by the Administrative Agent); provided that in no event shall any prepayment or repayment of Term Loans in connection with a change of control constitute a Repricing Event and (ii) any amendment to the Term Loan Documentation which reduces the “effective yield” applicable to the Term Loans (it being understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to so-called yank-a-bank provisions).

Interest Rates:

At the Borrowers’ option, Term Loans may be maintained from time to time as (x) bearing interest at the Base Rate (as defined below) (or, if greater at any time, the Base Rate Floor (as defined below)) in effect from time to time plus the Applicable Margin (as defined below) (“Base Rate Term Loans”) or (y) bearing interest at LIBOR (adjusted for statutory reserve requirements) as determined by the Term Loan Administrative Agent for the respective interest period (or, if greater at any time, the LIBOR Floor (as defined below)), plus the Applicable Margin (“LIBOR Term Loans”).

“Applicable Margin” shall mean a percentage per annum equal to, (i) in the case of Base Rate Term Loans, 2.00% and (ii) in the case of LIBOR Term Loans, 3.00%.

“Base Rate” shall mean the highest of (x) the rate that the Term Loan Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (y) 1/2 of 1% in excess of the overnight federal funds rate, and (z) LIBOR for an interest period of one month plus 1.00%.

“Base Rate Floor” shall mean 1.75% per annum.

“LIBOR Floor” shall mean 0.75% per annum.

Interest periods of 1, 2, 3 and 6 months (or, to the extent agreed to by all Lenders with commitments and/or Term Loans under the Term Loan Facility, 12 months or periods shorter than 1 month) shall be available in the case of LIBOR Term Loans.

Interest in respect of Base Rate Term Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of LIBOR Term Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Term Loans and at maturity. All interest on Base Rate Term Loans, LIBOR Term Loans and any fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Term Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:	Overdue principal, interest and other amounts shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Term Loan, 2% plus the rate otherwise applicable to such Term Loan or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans. Such interest shall be payable on demand.

Yield Protection:	As provided under the Existing Credit Agreement.

Agent/Lender Fees:	The Term Loan Administrative Agent, the Lead Arranger and the Lenders shall receive such fees as have been separately agreed upon.

Conditions Precedent:	Those conditions precedent in Section 5 of the Commitment Letter and on Exhibit C to the Commitment Letter, subject in each case to the Funds Certain Provisions.

Representations and Warranties:	As provided under the Existing Credit Agreement.

Covenants:	As provided under the Existing Credit Agreement.

Financial Covenant:	None.

Unrestricted Subsidiaries:	As provided under the Existing Credit Agreement.

Events of Default:	As provided under the Existing Credit Agreement.

Assignments and Participations:	As provided under the Existing Credit Agreement.

Waivers and Amendments:	As provided under the Existing Credit Agreement.

Defaulting Lenders:	As provided under the Existing Credit Agreement.

Indemnification; Expenses:	As provided under the Existing Credit Agreement.

Governing Law and Forum; Submission to Exclusive Jurisdiction:	As provided under the Existing Credit Agreement.

Counsel to Term Loan Lead Arranger:	White & Case LLP.

EXHIBIT C

Project Solero

Additional Conditions Precedent

Capitalized terms used in this Exhibit C but not defined herein shall have the meanings set forth in the Commitment Letter to which this Exhibit C is attached and in the other Exhibits to the Commitment Letter.

The initial borrowing under the Term Loan Facility shall be subject to the following conditions precedent in addition to the conditions precedent set forth in Section 5 of the Commitment Letter:

1. Subject to the Funds Certain Provisions, the execution and delivery by the Parent, the Borrowers and the Subsidiary Loan Parties (as defined in the Existing Credit Agreement) of definitive Term Loan Credit Documentation consistent with the terms of the Commitment Letter and the Term Sheets. Subject to the Funds Certain Provisions, the Term Loan Administrative Agent shall have a perfected security interest in the assets of the Target and any subsidiary thereof that would qualify as a Subsidiary Loan Party under clause (b) or (c) of such term as, and to the extent, required by the Term Loan Facility Term Sheet.

2. Substantially concurrently with the initial funding under the Term Loan Facility, the Acquisition shall be consummated in all material respects in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of December 23, 2017, by and among the Parent, Purchaser and the Target (including, but not limited to, all schedules and exhibits thereto and after giving effect to any alteration, amendment, modification, supplement or waiver permitted below, the “Acquisition Agreement”), and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any provision or condition therein waived, nor any consent granted, by the Parent or Purchaser, if such alteration, amendment, change, supplement, waiver or consent would be adverse to the interests of the Lenders (in their capacities as such) in any material respect, without the prior written consent of the Agents (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (a) any amendment, waiver, consent or other modification that decreases the purchase price in respect of the Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such decrease is allocated to reduce the Term Loan Facility and (b) any amendment, waiver, consent or other modification that increases the purchase price in respect of the Acquisition shall be deemed not to be adverse to the interests of the Lenders in any material respect, so long as such increase is funded solely by the issuance of the Parent of common equity, available cash on hand of the Parent and its subsidiaries or a borrowing by the Borrowers under the revolving credit facility under the Existing Credit Agreement.

3. The Lenders shall have received (1) customary legal opinions from counsel in form, scope and substance reasonably acceptable to the Agents, (2) a solvency certificate from a director of the Lux Borrower substantially in the form of Exhibit C to the Existing Credit Agreement (as in effect on the date hereof) and (3) other customary closing and corporate documents, resolutions, secretary’s and officer’s certificates, instruments, and deliverables (including borrowing notices) in connection with the execution and delivery of the Credit Documentation, in each case subject to the Funds Certain Provisions.

4. The Lead Arranger shall have received (1) audited consolidated balance sheets and related statements of income and cash flows of each of the Parent and the Target for the most recent three fiscal years ended at least 90 days prior to the Closing Date and (2) unaudited consolidated balance sheets and related statements of income and cash flows of each of the Parent and the Target for each fiscal quarter ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date (but

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excluding the fourth quarter of any fiscal year); provided that the Lead Arranger hereby acknowledges receipt of the financial statements in the foregoing clause (1) for the fiscal years ended in 2014, 2015 and 2016, and in the foregoing clause (2) for the fiscal quarters ended on September 29, 2017, June 30, 2017 and March 31, 2017 (in the case of the Parent) and September 30, 2017, June 30, 2017 and March 31, 2017 (in the case of the Target); provided, further, that the Parent’s and the Target’s public filing with the SEC of any audited financial statements required pursuant to the foregoing clause (1) in an Annual Report on Form 10-K or unaudited financial statements required pursuant to the foregoing clause (2) in a Quarterly Report on Form 10-Q, in each case, will be deemed to satisfy the requirements under clauses (1) and (2), as applicable, of this paragraph.

5. To the extent invoiced at least two business days prior to the Closing Date, all costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated by the Commitment Letter and the Fee Letter, payable to each Agent (and counsel thereof) and the Lenders shall have been, or concurrently with the initial funding of the Term Loan Facility will be, paid to the extent due.

6. The Agents shall have received, at least 3 business days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested in writing at least 10 days prior to the Closing Date.

7. The Existing Credit Agreement Refinancing shall be consummated substantially concurrently with the consummation of the Acquisition.

8. (a) The Specified Representations shall be true and accurate in all material respects; and (b) the Acquisition Agreement Target Representations shall be true and accurate to the extent required by clause (i)(x) of the Funds Certain Provision.

9. If the Term Loan Facility is incurred as an incremental facility under the Existing Credit Agreement, (i) no Default or Event of Default (as defined in the Existing Credit Agreement) shall exist as of the date hereof and (ii) the conditions set forth in clauses (iii) and (iv) of Section 2.21(c) of the Existing Credit Agreement shall have been satisfied so as to permit the incurrence of the Term Loan.

10. The Closing Date shall occur on or after January 31, 2018.

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